Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ron Zollars, San Diego	Zuraidah Hoffman, Washington
	858/826-7896	703/676-2541
	zollarsr@saic.com	hoffmanz@saic.com

SAIC ANNOUNCES REVENUE AND EARNINGS FOR THE FIRST QUARTER

(SAN DIEGO) June 14, 2004 — Science Applications International Corporation (SAIC) today announced financial results for the first quarter of Fiscal 2005, which ended on April 30, 2004.

SAIC achieved first quarter revenues of $1.9 billion, reflecting a growth rate of 28 percent over revenues of $1.5 billion for the first quarter of the previous year.  Revenues from our regulated segment, primarily federal government customers, increased $426 million or 36 percent over the same period of the prior year.  Revenues from our non-regulated telecommunications segment customers decreased $20 million or 9 percent, while our non-regulated other segment revenues increased $18 million or 17 percent.

“The company is continuing to expand our business base, particularly with both our defense and civilian agency customers,” said Ken Dahlberg, SAIC chief executive officer and president.  “Today, SAIC’s employee owners are performing technical and other professional services with distinction on more than 9,000 federal and commercial contracts throughout the world.”

SAIC’s operating income for the first quarter was $149 million, compared to $120 million during the same period last year.  The increase in operating income was driven primarily by growth in revenues and operating income in our regulated segment.

Non-operating expense items totaled $16 million for the first quarter compared to $17 million for the same period of the prior year.  Included in the first quarter non-operating expense items for the current year was a net improvement from our investment portfolio of $21 million, offset by a $16 million increase in net interest expense (interest expense after subtracting interest income), and a $4 million increase in other non-operating expense items.

— more —

Consolidated net income was $89 million in the first quarter, compared to $69 million in the same period last year, and increased primarily as a result of the growth in operating income.

SAIC is the largest employee-owned research and engineering company in the United States, providing information technology, systems integration and eSolutions to commercial and government customers.  SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health care and logistics.  With annual revenues of $6.7 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 43,000 employees at offices in more than 150 cities worldwide.  More information about SAIC can be found at www.saic.com.

###

Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements.  Some of these factors include, but are not limited to, the risk factors set forth in the Company’s Annual Report on Form 10-K for the period ended January 31, 2004, and such other filings that the Company makes with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.